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NEWS FROM                                                           EXHIBIT 99.1
TRANS-INDUSTRIES

Trans-Industries, Inc. o 1780 Opdyke Court o Auburn Hills, MI 48326

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FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
      Kai Kosanke
      Chief Financial Officer
      (248) 364-0400

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 31, 2005

                TRANS-INDUSTRIES, INC. ANNOUNCES FILING TO EXTEND
                  DEADLINE FOR 2004 ANNUAL REPORT ON FORM 10-K

AUBURN HILLS, MICHIGAN - MARCH 31, 2005 - TRANS-INDUSTRIES, INC. (NASDAQ: TRNI), a manufacturer of bus lighting systems and information display products, announced that today it will file with the Securities and Exchange Commission a Form 12b-25 for a 15-day extension of the filing deadline for its 2004 annual report on Form 10-K. The Company intends to file its 2004 annual report within the 15-day extension period. In the Form 12b-25, the Company stated that it anticipates that it will record a net loss for fiscal 2004 that is not significantly different from the net loss recorded for fiscal 2003. Fourth quarter 2004 losses are expected to be approximately $1.5 million higher than fourth quarter 2003 losses. The increased losses for fourth quarter 2004 are primarily attributable to reduced production levels of heavy duty transit buses and some loss of market share to a low priced competitor. The Company believes that the market downturn appears to have stabilized. This information is subject to audit and completion of the Company's financial statements for fiscal 2004, which will be included in the Company's annual report on Form 10-K.

ABOUT THE COMPANY:
The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

FORWARD-LOOKING STATEMENTS:
Except for statements of historical fact, this news release contains certain forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including changes in economic and market conditions, management of growth, and other risks noted in the Company's SEC filings which may cause actual results to differ materially.

                VISIT TRANS-INDUSTRIES AT www.transindustries.com
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